EXHIBIT 99.1

THE SOUTHERN BANC COMPANY, INC. VOLUNTARILY FILES

TO DELIST ITS SHARES

GADSDEN, ALABAMA, December 16, 2003—The Southern Banc Company, Inc. (AMEX—“SRN”) announced today that it has filed an application to voluntarily delist its common shares from trading on the American Stock Exchange and has asked the Exchange to suspend trading of the shares as of the close of business on January 7, 2004.

In approving this action, the Company’s Board of Directors determined that it would be in the best interests of the Company and its stockholders to delist. In making that decision, the Board considered several factors, including the following: (a) the Company has a limited number of stockholders of record, (b) the costs associated with maintaining the Company’s status as a listed company, (c) the limited volume of trading of the shares, and (d) no analysts currently cover the Company and its shares.

Gates Little, Chairman of the Board, President and Chief Executive Officer, commented: “The Board of Directors determined that the costs of remaining a listed company outweigh the benefits to our company and our stockholders. Due to our small number of stockholders and limited trading volume, we have not enjoyed many of the traditional benefits of being an exchange-listed company. We believe that the cost reductions associated with delisting will make us more profitable and bring more long-term value to our stockholders.”

Subsequent to delisting, the Company’s common stock is expected to commence trading in the over-the-counter market, on the OTC Bulletin Board® (OTCBB) or in the “pink sheets.” Sterne, Agee & Leach, Inc. has agreed to use its best efforts to make a market in the common stock, as long as the volume of trading and certain other market making considerations justify such activity.

Subsequent to the granting of its application to voluntarily delist, the Board of Directors will consider terminating the Company’s reports to the SEC. The Company will continue to voluntarily submit annual, quarterly and other periodic reports under the Securities Exchange Act of 1934 until a determination regarding termination of the Company’s reports is made.

The Company wants to provide stockholders and investors with meaningful and useful information. Therefore, this press release may contain forward-looking information, describing the Company’s belief concerning future events or business conditions, and the outlook of the Company based on currently available information. These forward-looking statements are subject to risks and uncertainties which could cause actual events or the Company’s actual results or performance to differ materially from those expressed in these statements. Readers are encouraged to read the Company’s Annual Report on Form 10-KSB and its other reports filed with the Securities and Exchange Commission for a more complete description of these factors. The Company assumes no obligation to update the information contained in this press release.

For further information, contact Gates Little, Chairman of the Board, President and Chief Executive Officer, at (256) 543-3860.